UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2015

__________________________________________

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3555 Veterans Memorial Highway, Suite C, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

                           Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The State of Bahia declared an amnesty beginning November 1, 2015 and expiring December 18, 2015.

Lakeland Industries, Inc. (the “Company”) entered into a Loan Agreement for VAT Payment, dated December 11, 2015 (the “Loan Agreement”), with Lake Brasil Industria E Comercio De Roupas E Equipamentos De Protecao Individual LTDA (the Company’s former Brazilian subsidiary and herein after referred to as “Qualytextil”) for the amount of R$ 8,584,012. (approximately US $2.29 million) for the purpose of the Company providing funds necessary for Qualytextil to settle the two largest outstanding VAT claims with the State of Bahia.

As disclosed in previous SEC filings, the Company may be exposed to certain liabilities arising in connection with the prior operations of Qualytextil, including, without limitation, from lawsuits pending in the labor courts in Brazil and VAT taxes. Settlement of the VAT claims under amnesty would benefit the Company in that it eliminates these large VAT claims, which the Company believes will render the continued viability of Qualytextil immaterial to the Company.  It should also eliminate the possibility of the sale of Qualytextil being found fraudulent on the basis of evading VAT claims and would subsequently eliminate the possibility of future encumbrance of the real estate by the State of Bahia subsequent to VAT claims.

It is expected that Qualytextil will complete the amnesty agreement with the State of Bahia on or before December 18, 2015.

US $250,000 in continuing business incentives provided by Lakeland to Qualytextil in the Shares Transfer Agreement (pursuant to which the shares of Qualytextil were transferred by Lakeland to a manager of that company) will be waived by Qualytextil as partial payment of the debt.

Repayment by Qualytextil of the loan made to it by the Company will include the following elements:

R$ 3,395,947 (approximately US $900,000) in VAT credits will become available to Qualytextil from the State of Bahia to be used against future VAT payments.  Qualytextil has agreed to pay amounts equal to this credit to the Company in accordance with monthly sales volume.

Qualytextil will transfer the rights to a judicial deposit on a  tax  claim to the Company.  There is a judicial deposit of R$ 3,012,326 (approximately US $800,000), however, Qualytextil will continue to make monthly deposits to the judicial account until the case is ruled upon by the regional Supreme Court of Brazil or the deposit is fully funded.  Attorneys success fee will be deducted before any disbursements to the Company or Qualytextil.  However, while the lawyer handling this case tells us it is probable Qualytextil will win this case, it may take years to resolve.

Credits of R$ 1,025,739 (approximately US $275,000) relating to the above case may be generated if and when the case is resolved. Qualytextil has agreed to pay amounts equal to this credit to the Company in accordance with monthly sales volume.

A minimum quarterly payment of R$ 300,000 (approximately US $80,000) will be  required commencing October 2016.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On December 11, 2015, the Company and its wholly-owned subsidiary, Lakeland Protective Wear Inc. (together with the Company, the “Borrowers”), also entered into a Third Amendment (the “Third Amendment”) to Loan and Security Agreement, dated as of June 28, 2013, with AloStar Bank of Commerce relating to their senior revolving credit facility. The Third Amendment permits the Company to effectuate the transactions contemplated by the Loan Agreement. In this respect, the Third Amendment allows the Borrowers to transfer to Qualytextil a net amount of up to $2,500,000 in the aggregate from and after December 11, 2015 (all or part of which may be in the form of a loan) for purposes of settling value-added tax claims and paying expenses incurred in connection therewith so long as, after giving effect to any such transfer, availability under the Alostar facility is at least $3,000,000. Additionally, Borrowers may transfer to Qualytextil a net amount of up to $500,000 in the aggregate from and after December 11, 2015 for purposes of settling arbitration claims, paying contractual expenses and paying expenses incurred in connection with transfer of the stock of Qualytextil so long as, after giving effect to any such transfer availability under the Alostar facility is at least $3,000,000.

The foregoing description the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	The Loan Agreement (including the related Promissory Note).

10.2	The Third Amendment

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

/s/ Christopher J. Ryan
Christopher J. Ryan
Chief Executive Officer &
President

Dated: December 17, 2015